Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR END RESULTS

Year-over-Year Revenue Up 36% and Net Income Up 103%

Continued New Customer Wins and Revenue Diversification

Spokane Valley, WA— August 21, 2012 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and year ended June 30, 2012.

For the fourth quarter of fiscal 2012, Key Tronic reported total revenue of $96.7 million, up 46% from $66.0 million in the same period of fiscal 2011. For the full year of fiscal 2012, total revenue was a record $346.5 million, up 36% from $253.8 million in fiscal 2011.

Net income for the fourth quarter of fiscal 2012 was $3.8 million or $0.35 per diluted share, up 148% from $1.5 million or $0.15 per diluted share for the same period of fiscal 2011. For the full year of fiscal 2012, net income was $11.6 million or $1.10 per diluted share, up 103% from $5.7 million or $0.55 per diluted share for fiscal 2011.

“Fiscal 2012 was another great year for Key Tronic, with strong growth in revenue and earnings, driven by the rapid production ramp up of new customer programs,” said Craig Gates, President and Chief Executive Officer, “We achieved record revenue and continued to increase our operating efficiencies. At the end of fiscal 2012, we were generating revenue from 165 separate programs and had 48 distinct customers, up from 119 programs and 33 customers at the end of the prior fiscal year. We also continued to diversify our future revenue base during the fourth quarter by winning new programs involving robotic, automotive, industrial and gaming products.

“Moving into fiscal 2013, we continue to face global macroeconomic uncertainty. Nevertheless, we believe that with our unique combination of world-class engineering and global logistics, together with the cost and logistical advantages of our substantial and expanding production capabilities in Mexico, China and the United States, we will continue to see our new programs ramp up, our market share increase and our revenue base diversify. As we grow our business, we remain focused on maintaining outstanding customer service, carefully managing our operating expenses and maximizing our return on invested capital. ”

Business Outlook

For the first quarter of fiscal 2013, the Company expects to report revenue in the range of $94 million to $99 million, and earnings in the range of $0.32 to $0.39 per diluted share. The expected earnings range assumes an effective tax rate of 30%.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-0844 or +1-480-629-9835. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4552865). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2013. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
Net sales	$96,733	$66,044	$346,475	$253,846
Cost of sales	87,494	61,041	316,639	233,198

Gross profit on sales	9,239	5,003	29,836	20,648
Operating expenses:
Research, development and engineering	1,178	988	4,444	3,782
Selling, general and administrative	2,812	2,352	11,041	9,927

Total operating expenses	3,990	3,340	15,485	13,709

Operating income	5,249	1,663	14,351	6,939
Interest expense	153	138	510	457

Income before income taxes	5,096	1,525	13,841	6,482
Income tax provision (benefit)	1,285	(12)	2,215	746

Net income	$3,811	$1,537	$11,626	$5,736

Earnings per share:
Earnings per common share—basic	$0.36	$0.15	$1.11	$0.55
Weighted average shares outstanding—basic	10,474	10,380	10,447	10,344
Earnings per common share—diluted	$0.35	$0.15	$1.10	$0.55
Weighted average shares outstanding—diluted	10,843	10,435	10,609	10,407

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	July 2,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$502	$1,232
Trade receivables	60,709	40,350
Inventories	58,439	41,554
Deferred income tax asset	3,037	3,900
Other	4,639	4,549

Total current assets	127,326	91,585

Property, plant and equipment—net	17,306	14,917
Other assets:
Deferred income tax asset	7,870	4,219
Other	1,413	1,643

Total other assets	9,283	5,862

Total assets	$153,915	$112,364

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,025	$26,149
Accrued compensation and vacation	6,337	4,436
Current portion of other long-term obligations	728	761
Other	3,163	1,932

Total current liabilities	53,253	33,278

Long-term liabilities:
Revolving loan	15,011	6,000
Deferred income tax liability	1,094	1,542
Other long-term obligations	5,949	3,521

Total long-term liabilities	22,054	11,063

Shareholders' equity:
Common stock, no par value ( in thousands)—shares authorized 25,000; issued and outstanding 10,481 and 10,399 shares, respectively	42,372	41,014
Retained earnings	36,895	25,269
Accumulated other comprehensive (loss) income	(659)	1,740

Total shareholders' equity	78,608	68,023

Total liabilities and shareholders’ equity	$153,915	$112,364